Exhibit 3.2

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ROTH ACQUISITION I CO. State of Delaware Secretary of State Division of Corporations Delivered 12:56 P06/30/2020 FILED 12:56 PM 06/30/2020 SR 20205991462 - FileNumber 7281235 Roth Acquisition I Co., a Delaware corporation (the "Corporation''), does hereby certify that: First: That the Board of Directors and stockholders of the Corporation by written consent dated as of June 29, 2020, adopted resolutions setting forth an amendment to the Certificate of Incorporation of the Corporation. The resolutions setting forth the amendment are as follows: RESOLVED, that the Corporation's Certificate of Incorporation be amended as follows: 1) ARTICLE FIFTH is amended and restated in its entirety to read as follows: "The total number of shares which the Corporation shall have authority to issue is fifty million (50,000,000) shares of common stock, $0.0001 par value." Second: That, pursuant to §228 ofthe General Corporation Law of the State ofDelaware, a written consent approving the amendment set forth above was signed by the holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date at which all shares entitled to vote thereon were present and voted. Third: That said amendment was duly adopted in accordance with the provisions of §242 ofthe General Corporation Law of the State ofDelaware. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29 day of June 2020. By: Name: Byron oth Title: ChiefExecutive Officer 18342781.2 234427-10001